EXHIBIT 99.1

For Immediate Release:

FELCOR SELLS TWO HOTELS FOR $63 MILLION

IRVING, Texas...April 6, 2006 — FelCor Lodging Trust Incorporated (NYSE: FCH), one of the nation’s largest hotel real estate investment trusts (REITs), today announced it has closed on the sale of two previously identified non-strategic hotels for $63 million.

The non-strategic hotels are the 304-room Crowne Plaza® hotel in Miami, Fla., and the 445-room Crowne Plaza hotel in Philadelphia, Pa. The two hotels were purchased by Hospitality Properties Trust (“HPT”). This year through April 6, 2006, FelCor has sold 10 non-strategic hotels for an aggregate sales price of $226 million, which includes nine hotels sold to HPT. These sales are part of the strategy unveiled earlier this year to sell non-strategic hotels, use the proceeds to reduce debt and invest on high return-on-investment capital projects at the Company’s remaining core hotels. After the sale of these hotels, FelCor will have 25 non-strategic hotels remaining, which the Company intends to sell in 2006 and 2007.

FelCor also reported that consolidated hotel revenue per available room increased approximately 15 percent in March and approximately 14 percent for the first quarter of 2006, compared to the same periods of 2005.

FelCor is the nation’s largest owner of full service, all-suite hotels. FelCor’s portfolio is comprised of 115 hotels, located in 28 states and Canada. FelCor owns 62 full service, all-suite hotels, and is the largest owner of Embassy Suites Hotels® and Doubletree Guest Suites® hotels. FelCor’s hotels are flagged under global brands such as Embassy Suites Hotels, Doubletree®, Hilton®, Sheraton®, Westin® and Holiday Inn®. FelCor has a current market capitalization of approximately $3.3 billion. Additional information can be found on the Company’s Web site at www.felcor.com.

With the exception of historical information, the matters discussed in this news release include “forward looking statements” within the meaning of the federal securities laws that are qualified by cautionary statements contained herein and in FelCor’s filings with the Securities and Exchange Commission.

Contact:

Monica L. Hildebrand, Vice President of Communications	(972) 444-4917	mhildebrand@felcor.com
Stephen A. Schafer, Vice President of Investor Relations	(972) 444-4912	sschafer@felcor.com

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